Press Release CONTACT:	Array BioPharma

Tricia Haugeto

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES POSITIVE RESULTS FOR HER2 INHIBITOR, ARRY-380, IN BREAST CANCER PATIENTS

Boulder, Colo., (October 1, 2010) – Array BioPharma Inc. (NASDAQ: ARRY) today announced positive interim results of its novel, oral HER2 (ErbB2) inhibitor, ARRY-380, in a Phase 1 trial in patients with advanced cancer. These results are being presented at the 2010 ASCO Breast Cancer Symposium in National Harbor, Maryland. The complete poster (#A7) entitled, “A Phase 1 Study to Assess the Safety, Tolerability and Pharmacokinetics of ARRY-380 — an Oral Inhibitor of HER2,” is available as a PDF on Array’s website: http://www.arraybiopharma.com/PatentsPublications/Default.asp?PBCategoryID=3

Interim results were presented on 17 HER2 positive metastatic breast cancer patients treated with ARRY-380 at doses greater than or equal to 200 mg BID. All of these patients had been previously treated with Herceptin® (trastuzumab), and 81 percent were previously treated with Tykerb® (lapatinib). Twenty-nine percent of these patients had a partial response or stable disease for six months or longer. Thirteen of the 17 patients had measurable disease as defined by the Response Evaluation Criteria in Solid Tumors (RECIST); of these patients, seven (54 percent) had regressions in target lesions. Of the four patients with no measurable disease, three had regressions of non-target chest wall lesions as documented by photographic evaluation.

ARRY-380 has been well-tolerated; the predominant treatment related adverse events have been Grade 1. Because ARRY-380 is selective for HER2 and does not inhibit EGFR, there was, as expected, a low incidence and severity of diarrhea, rash and fatigue. Additionally, there were no Grade 4 events or adverse cardiac events reported. The maximum tolerated dose of ARRY-380 established in this Phase 1 trial is 600 mg (twice daily). An expansion cohort in patients with HER2 positive metastatic breast cancer is ongoing to confirm safety and explore efficacy and pharmacodynamic markers.

“I am optimistic about this orally available, selective HER2 inhibitor, ARRY-380. To date, it has been well-tolerated and has shown activity in patients previously treated with trastuzumab and lapatinib,” said Stacy Moulder, M.D., Clinical Investigator, M.D. Anderson Cancer Center. “We remain enthusiastic about prospects for the drug based on this new data.”

“Maintaining tumor remission while improving breast cancer patients’ quality of life represents one of the largest commercial opportunities in cancer therapy,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “In this clinical trial, ARRY-380 has been well-tolerated and has shown signs of clinical activity, including the shrinking of visceral metastases.”

About HER2 and ARRY-380
HER2, also known as ErbB2, is a receptor tyrosine kinase that has been found to be over-expressed in breast cancer and other cancers such as gastric and ovarian. Herceptin® (trastuzumab), the intravenously-dosed protein inhibitor that modulates HER2, has been approved as an adjuvant to surgery in early stage breast cancer patients; it had already been approved for the treatment of HER2+ metastatic breast cancer. This new indication has significantly expanded the number of breast cancer patients eligible for treatment with an HER2 inhibitor.

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ARRY-380 is a potent, orally active small molecule drug that has been well-tolerated to date and selectively inhibits tumor growth in preclinical models of HER2-dependent tumors. ARRY-380 also demonstrated significant dose-related tumor growth inhibition in preclinical models that was superior to Herceptin and Tykerb® (lapatinib) and was additive for tumor growth inhibition in preclinical models when dosed in combination with the standard of care therapeutics such as Herceptin or Taxotere® (docetaxel). Based on its preclinical activity, tolerability and pharmacokinetics, and the results of the Phase 1 study to evaluate the safety, tolerability and pharmacokinetic profile and to establish the maximum tolerated dose of ARRY-380, Array is conducting an expansion cohort in patients with HER2 positive metastatic breast cancer to confirm safety and explore efficacy and pharmacodynamic markers.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of the Phase 1 study and ongoing clinical trials on ARRY-380 to support regulatory approval or the marketing success of a drug candidate and our future plans to progress and develop this and other proprietary programs. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of October 1, 2010. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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